EXHIBIT 10.6

                               AMENDMENT NO. 4 TO
                        AGREEMENT OF LIMITED PARTNERSHIP

        This Amendment No.4 to Agreement of Limited Partnership (this "Amendment") is entered into as of the 30th day of March, 1994 by and between OEDC EXPLORATION & PRODUCTION L.P., a Texas limited partnership ("OEDC") and ENRON FINANCE CORP., a Delaware corporation ("EFC").

        Reference is hereby made for all purposes to that certain Agreement of Limited Partnership dated March 2, 1993 creating South Dauphin Partners Ltd., a Texas limited partnership (the "Partnership"), as amended by (i) that certain Agreement Regarding Partnership dated May 18, 1993, (ii) that certain Amendment No. 1 to Agreement of Limited Partnership dated August 10, 1993, (iii) that certain Amendment No.2 to Agreement of Limited Partnership dated October 1,1993, and (iv) that certain Amendment No.3 to Agreement of Limited Partnership dated December 21, 1993, all by and between OEDC and EFC (such documents being collectively herein referred to as the "Partnership Agreement"). Capitalized terms used but not defined herein shall have the meaning set forth in the Partnership Agreement.

        The Partnership has submitted, for the upcoming MMS lease sale, bids for the leases covering the blocks set forth on Annex I attached hereto, such bids being in the amounts set forth on Annex I, and has included Partnership funds with such bids as required by the MMS. The amount of Partnership funds submitted with the bid for each lease are also set forth on Annex I, with each such amount representing 20% of the bid amount for such lease (i.e. the lease bonus) (the "Bid Amount"). If the Partnership is not successful in being awarded a particular lease, the amount refunded by the MMS for such lease shall be returned to the Partnership's general account. If the Partnership is successful in being awarded one or more of such leases (an "Awarded Lease"), OEDC and EFC agree to the following provisions:

        1. A special Capital Contribution shall be made by the Partners in order for the Partnership to pay to the MMS (i) the remaining 80% of the Bid Amount for each Awarded Lease and (ii) the first year's rental payment for each such lease (the "Remaining Amount") and to replenish the Partnership's general account for the 20% of the Bid Amount that was submitted to the MMS for each such lease. The amount of the special Capital Contribution thus required to be made by the Partners shall be hereinafter referred to as the "Contribution Amount."

        2. EFC shall make a cash Capital Contribution of 99% of the Contribution Amount as a Limited Partner and OEDC shall make a cash Capital Contribution of 1% of such amount as a General Partner. The Partners' Capital Accounts shall be credited by their respective share of the Contribution Amount.

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        3. The Partnership shall convey to EFC, as a distribution, a 2%
overriding royalty interest in and to each of the Awarded Leases, with such overriding royalty interest being calculated on the same basis as the royalty interest retained by the United States of America. EFC's Capital Account shall be debited by an amount equal to 2/83.333 multiplied by the Bid Amount for each Awarded Lease.

        4. In addition to the items listed in Section 6.02 of the Partnership Agreement, OEDC, on behalf of the Partnership or otherwise, shall not at any time, without the consent of EFC, (i) conduct or contract for any exploratory operations on any lease on which a bid has been submitted or, after the leases have been awarded, on any Awarded Lease, including without limitation any drilling or seismic operations, (ii) acquire any data from any previous exploratory operations conducted on any such lease, other than data that it has already obtained or (iii) acquire any data from any exploratory operations conducted on blocks adjacent to any such lease.

        5. After the Bid Amount and the first year's delay rental have been paid for each Awarded Lease, all cash available for distribution pursuant to the Partnership Agreement that arises from or is attributable to the Awarded Leases in any way ("Lease Cash") shall be distributed 1% to OEDC, as a General Partner, and 99% to EFC, as a Limited Partner, until such time when the cumulative cash distributions received by EFC that are attributable to the Awarded Leases equals the portion of the Contribution Amount made by EFC, pursuant to paragraph 2 above, plus a rate of return on such contribution by EFC ("Lease Payout") calculated in accordance with the following sentence. Such rate of return shall be calculated each day based on a daily interest rate of 0.0411% multiplied by the amount of capital comprising EFC's portion of the Contribution Amount outstanding on each such day. Thereafter, any Lease Cash shall be distributed in accordance with the Partnership Percentages.

        6. OEDC shall have the option, exercisable on or before December 30,1994, to purchase from the Partnership the Awarded Leases by paying to the Partnership, on or before such date, an amount in cash sufficient to cause Lease Payout to occur; provided, however, that if such option is exercised, OEDC must purchase all of the Partnership's interest in all of the Awarded Leases. OEDC may extend such option until June 30,1995 by paying to the Partnership, on or before December 30, 1994, an amount equal to 10% of the Contribution Amount. Such payment shall promptly be distributed 99% to EFC, as a Limited Partner, and 1% to OEDC, as a General Partner. However, such payment and subsequent distribution shall not be included in the calculation of Lease Payout.

        7. If OEDC does not timely exercise the option provided to it in paragraph 6 above, EFC shall have the option to cause the Partnership to distribute the Awarded Leases to it by providing written notice to OEDC, on or before June 21, 1996, of its election to receive such distribution. No later than seven (7) days after such notice is provided, OEDC, as Managing

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General Partner of the Partnership, shall (i) execute and deliver to EFC an assignment of the Awarded Leases and (ii) make a cash distribution to OEDC, as a General Partner, in an amount equal to 1% of the Contribution Amount. Upon such distribution, OEDC's Capital Account shall be debited by the amount so distributed to it and EFC's Capital Account shall be debited by an amount equal to 99% of the Contribution Amount minus the amount by which its Capital Account was reduced pursuant to paragraph 3 above.

        8. If delay rental payments on the Awarded Leases become due prior to the time that such leases are purchased by OEDC or distributed to EFC, OEDC shall make a Capital Contribution of 1% of the delay rental payment amounts and EFC shall make a Capital Contribution of 99% of such amounts so that such payments may be timely made. If such contributions are made, the term "Contribution Amount", as used in paragraphs 5, 6, and 7 shall include the contributions made pursuant to this paragraph 8.

        9. The option granted to the Managing General Partner in Section 7.01 of the Partnership Agreement to purchase EFC's interest in the Partnership in return for a net profits interest in all Partnership Property equal to EFC's Partnership Percentage may not be exercised until the Awarded Leases are (i) purchased by OEDC as provided in Section 6 hereof, (ii) distributed to EFC as provided in Section 7 hereof, or (iii) otherwise disposed of by the Partnership (subject to the consent of all Partners pursuant to Section 6.02(a)).

        Section 5.04 is hereby amended by adding a new subsection (b) as follows:

               The Partners recognize that a substantial tax liability may be incurred by the Partners attributable to the Partnership in future years, possibly as early as 1996 and/or 1997, and agree that various measures should be taken to identify the magnitude of such liability on an ongoing basis and to segregate and accrue funds necessary to distribute to the Partners so that they can pay such liability when it is due. Quarterly, the Managing General Partner shall prepare and furnish to the other Partners an update to the cash flow model previously prepared by it and furnished to the Partners, which model shall include future tax liabilities of the Partners attributable to the Partnership based upon the information available at the time of the update. The Managing General Partner shall be responsible for managing cash distributions so that such tax liability may be timely paid and shall, if necessary and with the consent of the other Partners, periodically segregate funds otherwise available for distribution into a separate account so that sufficient funds will be available for distribution at the time the taxes are due.

        Section 5.01(e) is hereby amended, effective as of the formation of the Partnership, by deleting the same in its entirety and substituting therefor the following:

               (e) (i) Prior to the occurrence of Payout, deductions attributable to intangible drilling and development costs shall be allocated 1% to EFC and 99% to the Partners other than EFC. Thereafter, such deductions shall be allocated in accordance with the Partnership

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        Percentages. The deductions allocated to the Partners other than EFC under this subparagraph (i) shall be allocated among such Partners in the ratio of their Adjusted Capital Account balances until their Adjusted Capital Account balances are reduced to zero, and then shall be allocated entirely to the General Partner.

               (ii) Income, gains, losses, deductions and credits arising from subsequent operations funded by the Partners in a ratio other than their Partnership Percentages shall be allocated to the Partners (A) with respect to the Awarded Leases, 99% to EFC and 1% to the General Partner until Lease Payout and thereafter, in accordance with their Partnership Percentages, and (B) otherwise, in the manner described in Section 4.02.

        OEDC, on behalf of the Partnership, has agreed to amend and/or amend and restate certain agreements among the Partnership and Enron Reserve Acquisition Corp. ("ERAC"), Enron Gas Marketing, Inc. and Cactus Hydrocarbon III Limited Partnership ("Cactus III"), as successor to certain interests of ERAC. Such agreements are evidenced by various documents of even date herewith, including
(i) a Letter Agreement, the form of which is attached hereto as Attachment "A" (the "Letter Agreement") and the documents attached thereto as Exhibits A and B (I.E. Fourth Amendment to Conveyance of Production Payment and Fourth Amendment to Production and Delivery Agreement (and an amendment of the related Financing Statements), (ii) an Amended and Restated Guaranty Agreement, the form of which is attached hereto as Attachment "B" and (iii) a contract or contracts amending and restating the Excess Gas Contract upon terms to be agreed upon by OEDC and Enron Gas Marketing, Inc. Hereafter, where the terms "Production Payment," "Production and Delivery Agreement" and "Excess Gas Contract" are used in the Partnership Agreement, all such terms shall refer to those documents, as heretofore amended and as further amended by Exhibits A and B to the Letter Agreement and the contract or contracts amending and restating the Excess Gas Contract.

        The $7,250,000 to be paid to the Partnership by Cactus III at the closing of the transactions contemplated by the Letter Agreement shall be handled by the Partnership as follows:

               (i) Accounts payable that relate to operations previously performed on the "Subject Interests" (as defined in the Production Payment Purchase Agreement) shall be paid as same become due and payable;

               (ii) $90,625 shall be used to pay ERAC the "Structuring Fee" pursuant to the Letter Agreement;

               (iii) up to $3,950,000 shall be used to pay the remaining portion of the capital expenditure requirements set forth in the Production and Delivery Agreement; and

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               (iv) The remaining amount shall be used to conduct the operations described or referred to on Schedule 1 attached hereto on or before the respective dates set forth in Schedule 1; provided, however, that if there are insufficient funds remaining from said $7,250,000 amount, the Partnership shall nevertheless conduct such operations and shall pay for same out of monthly cash flow, after monthly operating expenses are paid.

        The parties hereto do hereby ratify the Partnership Agreement, as amended and modified hereby, and recognize that the Partnership is valid, subsisting and enforceable in accordance therewith and do hereby reaffirm and restate as of the date hereof all of the representations, warranties, covenants and agreements set forth therein, except to the extent that performance of any such agreement has been completed prior to the date hereof.

        IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

                                            OEDC EXPLORATION & PRODUCTION L.P.,
                                            as a General Partner and a Limited
                                            Partner of South Dauphin Partners
                                            Ltd., by OEDC, Inc., its General
                                            Partner

                                            By /S/ GAYLEN J. BYKER
                                                   Gaylen J. Byker
                                                   Vice President

                                            ENRON FINANCE CORP., as a Limited
                                            Partner of South Dauphin Partners
                                            Ltd.

                                            By /S/ C. JOHN THOMPSON
                                                   C. John Thompson
                                                   Vice President

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Schedule 1            -      Capital Expenditures
Attachment "A"        -      Letter Agreement
        Exhibit A     -      Fourth Amendment to Conveyance
        Exhibit B     -      Fourth Amendment to Production and Delivery
                             Agreement